Exhibit 8.2

[                        ]

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112

Ladies and Gentlemen:

        As counsel for Liberty Media Corporation, a Delaware corporation ("Liberty"), we have examined and are familiar with the Registration Statement on Form S-4 (File No. 333-[            ]) (the "Registration Statement"), which was filed by Liberty on September 7, 2007 with the Securities and Exchange Commission (the "SEC") for the purpose of registering, under the Securities Act of 1933, as amended (the "Securities Act"), the reclassification (the "Reclassification"), whereby at the effective time:

  •
  each outstanding share of Series A Liberty Capital common stock, par value $.01 per share (the "Series A Old Liberty Capital Common Stock"), will be converted into and exchanged for four shares of Series A Liberty Entertainment common stock, par value $.01 per share (the "Series A Liberty Entertainment Common Stock"), and one share of Series A Liberty Capital common stock, par value $.01 per share (the "Series A Liberty Capital Common Stock");

  •
  each outstanding share of Series B Liberty Capital common stock, par value $.01 per share (the "Series B Old Liberty Capital Common Stock," and together with the Series A Old Liberty Capital Common Stock, the "Old Liberty Capital Common Stock"), will be converted into and exchanged for four shares of Series B Liberty Entertainment common stock, par value $.01 per share (the "Series B Liberty Entertainment Common Stock," and together with the Series A Liberty Entertainment Common Stock, the "Liberty Entertainment Common Stock"), and one share of Series B Liberty Capital common stock, par value $.01 per share (the "Series B Liberty Capital Common Stock," and together with the Series A Liberty Capital Common Stock, the "Liberty Capital Common Stock"); and

  •
  the terms of the outstanding shares of Series A Liberty Interactive common stock, par value $.01 per share (the "Series A Liberty Interactive Common Stock"), and Series B Liberty Interactive common stock, par value $.01 per share (the "Series B Liberty Interactive Common Stock," and together with the Series A Liberty Interactive Common Stock, the "Liberty Interactive Common Stock"), will be modified in certain respects.

        The terms of the Reclassification, the Liberty Entertainment Common Stock, the Liberty Capital Common Stock, and the modified Liberty Interactive Common Stock are described in the proxy statement/prospectus (the "Proxy Statement") which forms a part of the Registration Statement. We have participated in the preparation of the discussion set forth in the Proxy Statement under the heading "Material U.S. Federal Income Tax Consequences" (the "Discussion"), which is premised upon the provision by us of this opinion and the accuracy of the statements, representations, covenants, and assumptions upon which this opinion is based. Unless otherwise specified, capitalized terms shall have the meaning assigned to such terms in the Proxy Statement. References herein to the "Code" shall refer to the Internal Revenue Code of 1986, as amended (the "Code").

        In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, representations, covenants, and assumptions contained in (i) the representation letter dated as of the date hereof that was provided to us by Liberty, (ii) the Proxy Statement, (iii) the Restated Certificate of Incorporation of Liberty, which will be in effect at the effective time of the Reclassification, and (iv) information provided to us by Liberty. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

        Subject to the foregoing and subject to the conditions, limitations, and qualifications described herein and in the Discussion, it is our opinion that, under presently applicable U.S. federal income tax law:

  (i)
  the Reclassification will be treated as a reorganization within the meaning of Section 368(a) of the Code;

  (ii)
  the Liberty Entertainment Common Stock and the Liberty Capital Common Stock issued in the Reclassification and the Liberty Interactive Common Stock modified in the Reclassification will be treated as stock of Liberty for U.S. federal income tax purposes;

  (iii)
  no gain or loss will be recognized by Liberty as a result of the Reclassification;

  (iv)
  holders of Old Liberty Capital Common Stock will not recognize income, gain or loss as a result of the conversion of their shares of Old Liberty Capital Common Stock into shares of Liberty Entertainment Common Stock and Liberty Capital Common Stock in the Reclassification;

  (v)
  holders of Liberty Interactive Common Stock will not recognize income, gain or loss as a result of the modification of their Liberty Interactive Common Stock in the Reclassification; and

  (vi)
  the Liberty Entertainment Common Stock and the Liberty Capital Common Stock issued in the Reclassification and the Liberty Interactive Common Stock modified in the Reclassification will not constitute Section 306 stock within the meaning of Section 306(c) of the Code.

        Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion is not binding upon the Internal Revenue Service (the "IRS") or a court and will not preclude the IRS or a court from adopting a contrary position. We express no other opinion as to the U.S. federal, and express no opinion as to the state, local, foreign, or other tax consequences, of the Reclassification.

        This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Proxy Statement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent. Notwithstanding the foregoing sentence, we consent to the filing of the form of this letter with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,
BAKER BOTTS L.L.P.